Exhibit 10.13

                                        High Speed Net Solutions d/b/a Summus

To:          Andy Fox

Date:       November 19, 2001

Re:          Your Employment with High Speed Net Solutions d/b/a Summus

Dear Andy:

I am pleased to offer you the full-time position of Vice-President of Strategic Relationships at High Speed Net Solutions d/b/a/ Summus or HSNS (the “Company”), in Raleigh, NC reporting to Chris Kremer, EVP Sales & Marketing.

Here are the details of the offer:

  Employee:                              Andy Fox

  Title:                                       Vice President, Strategic Relationships

  Annual Salary:                      $120,000

   Semimonthly Payment:        $5,000

   Car Allowance:                     $600 / mo.

  Stock Options:  As a full time regular employee, you will be eligible to receive 120,000 stock options that vest quarterly over a three (3) year period. All options will be at FMV as of the closing on November 14, 2001.   All options are subject to the approval of the Board of Directors.  The shares issuable upon exercise of the options will be subject to any agreement in effect between you and the Company at the time of exercise.

  Location of Employment:  Your place of employment will be 434 Fayetteville Street Mall, Suite 600, Raleigh, North Carolina 27601

  Non-competition, Confidentiality and Assignment of Invention Provisions:  You will be required to sign a Non-competition, Confidentiality and Assignment of Inventions Agreement, which is required for all employees of the Company having significant duties.

  Benefits:  You will be entitled to the other benefits generally available to full-time employees of the Company from time to time.  Currently, these benefits include:

 434 Fayetteville Street, Suite 2120, Raleigh, NC  27601
Main:  919.645.2610  *  Fax 919.645.2611  *  Toll Free:  877-463-3244
www.hsns.com

2

a)

Vacation Policy:  You will be entitled to three (3) weeks (or fifteen calendar days) of vacation time annually.  Your vacation is accrued throughout the calendar year but is available to you upon your date of hire (pro-rated portion of annual vacation time) and the start of each calendar year following.

b)

 You will be provided six (6) sick/personal days per calendar year.  These days can be used for personal or family illness, death of a family member, or to attend to personal business.  Sick/personal days cannot be carried forward or used in lieu of vacation time.  Absence due to illness extending beyond six (6) days must be supported by a physician’s note.

c)

Health & Dental Insurance:  Currently the Company pays 100% of your premium for health insurance and dental insurance for you and your family (qualified dependents).  The current insurance plan is with Blue Cross Blue Shield of North Carolina.  As a resident of Illinois you will utilize the BCBS network for the state of Illinois.

d)	Vision Insurance: Currently the Company pays 100% of your premium for a vision insurance plan through Vision Service Plan.
e)	Life Insurance: A life insurance policy is provided by the Company for you in the amount of $25,000.
f)

Short-term and Long-term Disability Protection:  Beginning on the 16th day of an absence due to injury or sickness, the Company will provide income replacement for 100% of your base salary through 60 days of absence, and then 80% from 60 to 90 days.  Following 90 days, a long-term disability insurance plan pays 66-2/3% of your salary.

g)

401(k) Retirement Plan:  You are eligible to contribute upon employment to the Company 401(k) plan.  You may defer from 1% - 15% of your salary, within IRS maximum guidelines.  The Company will match 50% of the first 4% of your salary contribution.  Company matching contributions vest over four years.

h)	Performance Bonus Program: See attached term sheet for details.
10.	Board participation: As a condition of employment you will voluntarily resign from the High Speed Board of Directors prior to November 30, 2001.
11.	This agreement will replace all prior employment agreements with Summus Ltd, High Speed Net Solutions and all current or past consulting engagements.
12.	Start Date: your start date is set for Monday, December 1, 2001. Please sign and return this agreement to me.

Sincerely,

/s/ Gary Ban

Gary Ban
Chief Operating Officer

ACCEPTED AND AGREED:

  /s/ Andrew L. Fox
Andy Fox

Date:    11/20/01